Exhibit 4.2

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

AND SENIOR SECURED CONVERTIBLE NOTE

THIS FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND SENIOR SECURED CONVERTIBLE NOTE (the “Amendment”) is entered into as of May 13, 2026 (the “Effective Date”), by and between Mobix Labs, Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”) and Leviston Resources, LLC, a limited liability company organized under the laws of the State of Delaware (the “Holder”).

WHEREAS, the Borrower and the Holder entered into a Securities Purchase Agreement dated March 31, 2026 (the “SPA”) and a Senior Secured Convertible Note dated March 31, 2026 (the “Note”);

WHEREAS, prior to the execution of this Amendment, as of the Effective Date, the Holder has advanced the Borrower under the Note, in the aggregate, $2,500,000 and the total amount due under the Note was equal to the total amount advanced plus original issue discount (“OID”), interest, and fees, as described in the Note, less payments made by Borrower;

WHEREAS, pursuant to the terms of the Note and the SPA, the total Purchase Price (referred to as the “Subscription Amount” in the SPA) was $2,500,000, the OID was $500,000, and the total Principal Amount was $3,000,000;

WHEREAS, the Borrower seeks to borrow additional amounts under the Note in excess of the current Purchase Price;

WHEREAS, the Borrower and the Holder desire to amend the Note and the SPA as set forth herein, to provide for the advance of additional amounts and a corresponding increase in the Purchase Price, OID, and Principal Amount;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Holder hereby agree as follows:

1. The representations, covenants, and recitations set forth in the foregoing recitals are hereby incorporated into and made a part of this Amendment, including all defined terms referenced therein.

2. Except as specifically modified by this Amendment, the terms and conditions of the Note and the SPA shall remain in full force and effect. In the event of any inconsistency between the terms of this Amendment and the terms of the Note or the SPA, the terms of this Amendment shall control. All capitalized terms used herein shall have the meaning ascribed to them in the Note or the SPA, as applicable, unless defined otherwise herein.

3. The Note shall be amended so that the (i) Purchase Price is three million three hundred thirty-three thousand three hundred thirty-three and 33/100 Dollars ($3,333,333.33), (ii) the OID is six hundred sixty-six thousand six hundred sixty-six and 67/100 Dollars ($666,666.67), and (iii) the Principal Amount, inclusive of OID, is four million Dollars ($4,000,000).

4. The definition of “Subscription Amount” in Section 1.1 of the SPA is hereby amended to mean $3,333,333.33. All references to the original principal amount of the Note in the SPA, including without limitation Section 2.2(a)(iii) thereof, shall be deemed amended to reflect a Principal Amount of $4,000,000.

5. Holder shall advance an additional amount under the Note, in the amounts described in the Flow of Funds Memo dated herewith, attached hereto as Exhibit A (the “Flow of Funds Memo”), resulting in a total funded amount of $3,333,333.33. From the proceeds of such additional advance, the Holder shall retain $3,000 to be applied directly to the payment of the Holder’s legal fees in connection with this Amendment.

6. This Amendment and the Flow of Funds Memo shall each constitute a “Transaction Document” as defined in the SPA, and all references to “Transaction Documents” in the Note, the SPA, and the other Transaction Documents shall be deemed to include this Amendment and the Flow of Funds Memo. This Amendment shall be governed by and construed in accordance with the governing law, dispute resolution, and related provisions set forth in the SPA, which are incorporated herein by reference.

7. The Borrower hereby restates and renews each and every representation and warranty heretofore made by it in the Transaction Documents as if fully made on the Effective Date, unless and to the extent that any such representation and warranty is stated to relate solely to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

8. Borrower and each and every current and former parent, subsidiary, affiliate, division, partner, trustee, stockholder, director, officer, principal, member, employee, successor, predecessor, assign, attorney, and agent of the Borrower, on behalf of themselves and their respective heirs, executors, administrators, agents, members, managers, directors, shareholders, officers, successors and assigns (all of the foregoing, collectively, the “Borrower Releasors”), hereby release and forever discharge Holder as well as each and every current and former parent, subsidiary, affiliate, division, partner, trustee, stockholder, director, officer, principal, member, employee, successor, predecessor, assign, attorney, and agent of the Holder (individually and together), its agents, attorneys, successors and assigns (all of the foregoing, collectively, the “Holder Releasees”) from any and all claims or causes of action, suits, debts, sums of money, accounts, covenants, contracts (including but not limited to the Transaction Documents and/or any portions thereof), controversies, agreements (including but not limited to the Transaction Documents and/or any portions thereof), promises, damages, claims and demands whatsoever, both in law and in equity, which the Borrower Releasors ever had, now have, or may have against the Holder Releasees by reason of any matter, cause, or thing whatever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, and whether latent or patent, including but not limited to all causes of action for negligence, breach of contract, open account, account stated, unjust enrichment, breach of guaranty, claims of lien, breach of fiduciary duty, undue influence, exploitation, conversion, replevin, surcharge, accounting, injunction, intermeddler, improper receipt of inter vivos/post-death assets, defamation, libel or slander, attorney’s fees and/or costs, and all other intentional and/or unintentional torts that could have been asserted by or against any of the Holder Releasees, from the beginning of the world to the date of this Amendment.

9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10. Interest Accrual on Additional Principal. Notwithstanding the definition of “Closing Date” in Section 28(c) of the Note and the interest commencement language in Section 2 of the Note, interest on the $1,000,000 of additional Principal Amount created by this Amendment (consisting of the $833,333.33 additional advance plus the $166,666.67 additional OID) shall commence accruing on the Effective Date and shall not be deemed to have accrued at any time prior thereto. Interest on the original $3,000,000 Principal Amount shall continue to accrue in accordance with the terms of the Note as in effect immediately prior to the Effective Date.

11. Limited Waiver of Section 12(h) of the Note. Holder hereby waives the application of Section 12(h) of the Note (Mandatory Repayment from Future Proceeds) solely with respect to Holder’s funding of the additional $833,333.33 advance contemplated by this Amendment, such that Borrower shall have no obligation under Section 12(h) of the Note to apply any portion of the proceeds of such additional advance to the repayment of the Obligations. For the avoidance of doubt, Section 12(h) of the Note shall continue in full force and effect with respect to all other future issuances of debt or equity securities and any sale, transfer, assignment, license, or other disposition of any material asset of the Borrower or any of its Subsidiaries that is not in the ordinary course of business.

[Signature page follows]

IN WITNESS WHEREOF the parties have signed this Amendment in one or more counterparts as of the date first hereinabove set forth.

The Borrower

MOBIX LABS, INC.

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	President, CFO and Acting General Counsel

The Holder

LEVISTON RESOURCES, LLC

By:	/s/ Roman Rogol
Name:	Roman Rogol
Title:	CFO

Exhibit A

Flow of Funds Memorandum
(see attached)